Contact: William E. Keslar
                                             Don H. Herring
                                             (412) 433-6870


FOR IMMEDIATE RELEASE
- ---------------------
                 USX CORPORATION REPORTS IMPROVED SECOND QUARTER
                        MARATHON GROUP FINANCIAL RESULTS
        PITTSBURGH, July 18, 1995 -- USX Corporation reported improved second quarter 1995 net income for its Marathon Group (NYSE:MRO) of $108 million, or 37 cents per share, on sales of $3.5 billion. Results included no significant special items.
       Net income in the second quarter of 1994 was $72 million, or 25 cents per share, on sales of $3.1 billion. These 1994 results included a net $67 million favorable estimated aftertax effect of special items, mainly a favorable inventory market valuation adjustment and a favorable effect relating to various state tax issues.
        Second quarter Marathon Group operating income, excluding the effects of inventory market valuation adjustments, was $251 million in 1995, compared with $63 million in 1994.
        USX Corporation Board Chairman Thomas J. Usher commented, "Both upstream and downstream operations showed significant improvement over second quarter
 1994 results. Worldwide liquids and natural gas volumes were up about 20 percent. Liquid hydrocarbon production increased nearly 37,000 barrels per day
(bpd), while natural gas volumes increased 178 million cubic feet per day (mmcfd). Prices improved as well. Higher worldwide crude oil prices and international natural gas prices combined with continued operating expense control more than offset lower domestic natural gas prices. Both upstream and downstream operations have benefited from the cost reduction programs initiated last year. Downstream operations also reflected a rebound in refined product margins as increased demand, particularly for gasoline, resulted in a significant improvement over comparable 1994 results. In addition, results reflected increased retail sales associated with the 1994 addition of 169 retail outlets by Emro Marketing
 Company, a wholly owned subsidiary."
        Operating income for worldwide exploration and production totaled $126 million in the second quarter of 1995, compared with $59 million in the second quarter of 1994.
       Domestic upstream reported operating income of $83 million for the second quarter of 1995, compared with $51 million in the second quarter of 1994. This increase was mostly due to increased production of natural gas, up 78 mmcfd, and crude oil, up 23,500 bpd. The impact of lower natural gas prices was partly offset by higher liquid hydrocarbon prices. The increase in liquid hydrocarbon volumes was largely attributable to the Ewing Bank 873 Field in the Gulf of Mexico, which came on stream in August 1994. Marathon also brought on initial production from the South Pass 87 D platform in the Gulf of Mexico during the quarter.
        International upstream generated operating income of $43 million in the second quarter of 1995, compared with $8 million in the second quarter of 1994. Improved results were primarily due to increased liquid hydrocarbon liftings and natural gas volumes in the U.K., new liquids production in Indonesia and higher crude oil and natural gas prices. Liftings averaged 66,300 bpd, up 13,300 bpd from the prior year quarter, while natural gas volumes of 465 mmcfd were up by 100 mmcfd. The planned maintenance shut-in of Brae Area North Sea operations extended over a 21 day period and was timed to coincide with the planned maintenance shutdown of the BP Forties Pipeline and associated facilities. The shut-in reduced liquids production by an average of 5,500 net bpd for the quarter.
        During the quarter a successful confirmation well was drilled and tested at the Ras El Ush area in Egypt. Well #3 tested at 4,358 bpd from the Nubia formation. It also encountered the Matulla sandstone which tested at 3,850 bpd from Well #2 drilled earlier this year. Marathon anticipates bringing this discovery on production late in the year.
        Refining, marketing and transportation reported operating income of $147 million in the second quarter of 1995, compared with $29 million in the second quarter of 1994. The strong improvement primarily reflected higher refined product margins. In addition, refined product sales volumes, excluding buy/sell transactions, increased by 4 percent from the prior year quarter.

                                  * * * * * * *

        Statement of operations and supplemental statistics for the Marathon Group and consolidated statement of operations for USX Corporation are attached. Consolidated net income for USX Corporation was $190 million in the second quarter of 1995, compared with $107 million in the second quarter of 1994.

                        MARATHON GROUP OF USX CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)


                                                Second Quarter    Six Months
                                                    Ended           Ended
                                                   June 30         June 30
(Dollars in millions, except per share data)     1995    1994    1995     1994
- --------------------------------------------------------------------------------
SALES                                           $3,528  $3,105  $6,865   $5,852

OPERATING COSTS:
 Cost of sales (excludes items shown below)      2,230   2,097   4,439    3,867
 Inventory market valuation charges
   (credits)                                         2     (93)    (86)    (221)
 Selling, general and administrative
   expenses                                         79      86     152      164
 Depreciation, depletion and amortization          209     182     416      353
 Taxes other than income taxes                     732     642   1,431    1,239
 Exploration expenses                               27      35      53       68
                                               ------- ------- -------  -------
   Total operating costs                         3,279   2,949   6,405    5,470
                                               ------- ------- -------  -------

OPERATING INCOME                                   249     156     460      382

Other income (loss)                                  8      (4)     13       18
Interest and other financial income                 10       -      13        7
Interest and other financial costs                 (94)    (43)   (185)    (120)
                                               ------- ------- -------  -------

INCOME BEFORE INCOME TAXES                         173     109     301      287
Less provision for estimated income taxes           65      37     116      105
                                               ------- ------- -------  -------
NET INCOME                                         108      72     185      182
Dividends on preferred stock                        (1)     (2)     (3)      (3)
                                               ------- ------- -------  -------
NET INCOME APPLICABLE TO MARATHON STOCK           $107     $70    $182     $179
                                               ======= ======= =======  =======

MARATHON STOCK DATA:
 Net income per share - primary and
   fully diluted                                  $.37    $.25    $.63     $.63

 Dividends paid per share                          .17     .17     .34      .34

 Weighted average shares, in thousands:
 - Primary                                     287,246 286,578 287,217  286,580
 - Fully diluted                               293,504 286,578 287,225  286,581

The statement of operations of the Marathon Group includes the results of operations for the businesses of Marathon Oil Company and certain other subsidiaries of USX and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the three groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

                        MARATHON GROUP OF USX CORPORATION
                             SUPPLEMENTAL STATISTICS
                                 ($ in Millions)

                                                Second Quarter    Six Months
                                                    Ended           Ended
                                                   June 30         June 30
                                                 1995    1994    1995     1994
                                                -------------   --------------
OPERATING INCOME (LOSS)
 Exploration & Production
   Domestic                                       $83     $51    $168      $66
   International                                   43       8     105       10
 Refining, Marketing, & Transportation            147      29     142      126
 Gas Gathering & Processing                         -      (1)      -        -
 Administrative                                   (22)    (24)    (41)     (41)
                                                 -----   -----   -----    -----
                                                 $251     $63    $374     $161
 Inventory Mkt. Val. Res. Adj.                     (2)     93      86      221
                                                 -----   -----   -----    -----
   Total Marathon Group                          $249    $156    $460     $382

CAPITAL EXPENDITURES                             $161    $164    $258     $277

OPERATING STATISTICS

Net Liquid Hydrocarbon Production (a):
   Domestic                                     132.6   109.1   130.9    109.8
   International                                 66.3    53.0    71.0     50.9
                                               ------- ------- -------  -------
 Worldwide                                      198.9   162.1   201.9    160.7
Net Natural Gas Production (b):
   Domestic                                      649.1   570.8   651.1   571.6
   International - Equity                        449.4   364.6   468.4   389.0
   International - Other (c)                      15.3       -    34.5       -
                                               ------- ------- -------  -------
 Worldwide                                     1,113.8   935.4 1,154.0   960.6
Average Equity Sales Prices:
 Liquid Hydrocarbons (per Bbl)
   Domestic                                     $15.36  $14.21  $14.94   $12.70
   International                                 17.67   15.60   17.20    14.80
 Natural Gas (per Mcf)
   Domestic                                      $1.61   $2.06   $1.65    $2.07
   International                                  1.91    1.45    1.87     1.45

 Natural Gas Sales (b) (d):
   Domestic                                      989.0   841.7   992.9    826.1
   International                                 464.7   364.6   502.9    389.0
                                               ------- ------- -------  -------
 Worldwide                                     1,453.7 1,206.3 1,495.8  1,215.1

Crude Oil Refined (a)                            532.5   531.5   505.8    486.4
Refined Products Sold (a)                        720.2   759.2   724.9    722.8
- ------------

  (a) Thousands of barrels per day
  (b) Millions of cubic feet per day
  (c) Represents gas acquired for injection and subsequent resale
  (d) Represents equity, royalty and trading volumes

                    USX CORPORATION AND SUBSIDIARY COMPANIES
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

                                                Second Quarter    Six Months
                                                    Ended           Ended
                                                   June 30         June 30
(Dollars in millions)                            1995    1994    1995     1994
- --------------------------------------------------------------------------------
SALES                                           $5,278  $4,761 $10,316   $9,034

OPERATING COSTS:
 Cost of sales (excludes items shown below)      3,736   3,551   7,394    6,745
 Inventory market valuation charges
   (credits)                                         2     (93)    (86)    (221)
 Selling, general and administrative
   expenses                                         53      64      95      119
 Depreciation, depletion and amortization          300     272     590      530
 Taxes other than income taxes                     783     697   1,539    1,354
 Exploration expenses                               27      35      53       68
 Restructuring charges (credits)                    (6)     37      (6)      37
                                               ------- ------- -------  -------
 Total operating costs                           4,895   4,563   9,579    8,632
                                               ------- ------- -------  -------

OPERATING INCOME                                   383     198     737      402

Other income                                        37      31      61       59
Interest and other financial income                 13       2      17       11
Interest and other financial costs                (132)    (81)   (265)    (198)
                                               ------- ------- -------  -------
INCOME BEFORE INCOME TAXES                         301     150     550      274
Less provision for estimated income taxes          111      43     206       92
                                               ------- ------- -------  -------
NET INCOME                                         190     107     344      182
Dividends on preferred stock                        (8)     (9)    (16)     (16)
                                               ------- ------- -------  -------
NET INCOME APPLICABLE TO COMMON STOCKS            $182     $98    $328     $166
                                               ======= ======= =======  =======

The following common share data is an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                          COMMON SHARE DATA (Unaudited)

                                                Second Quarter    Six Months
                                                    Ended           Ended
                                                   June 30         June 30
(Dollars in millions, except per share data)     1995    1994    1995     1994
- --------------------------------------------------------------------------------
- -------
APPLICABLE TO MARATHON STOCK:
 Net income                                       $107     $70    $182     $179
 --Per share - primary and fully diluted           .37     .25     .63      .63

 Dividends paid per share                          .17     .17     .34      .34

 Weighted average shares, in thousands:
 - Primary                                     287,246 286,578 287,217  286,580
 - Fully diluted                               293,504 286,578 287,225  286,581

APPLICABLE TO STEEL STOCK:
 Net income                                        $74     $49    $142       $8
 --Per share
   - primary                                       .99     .65    1.87      .11
   - fully diluted                                 .95     .64    1.80      .11

 Dividends paid per share                          .25     .25     .50      .50

 Weighted average shares, in thousands:
 - Primary                                      76,562  75,490  76,373   74,579
 - Fully diluted                                87,484  78,929  87,293   74,579

APPLICABLE TO OUTSTANDING DELHI STOCK:
 Net income (loss)                                  $1    $(21)     $4     $(21)
 --Per share - primary and fully diluted           .12   (2.27)    .42    (2.25)

 Dividends paid per share                          .05     .05     .10      .10

 Weighted average shares, in thousands:
 - Primary and fully diluted                     9,438   9,418   9,438    9,375